As filed with the Securities and Exchange Commission on June 26, 2009
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INVERNESS MEDICAL INNOVATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453 (781) 647-3900 (Address of Registrant’s Principal Executive Offices)	04-3565120 (I.R.S. Employer Identification No.)
INVERNESS MEDICAL INNOVATIONS, INC. 2001 STOCK OPTION AND INCENTIVE PLAN
(Full Title of the Plan)
Ron Zwanziger
Chairman, President and Chief Executive Officer
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copy to:
Jay McNamara, Esq.
Senior Counsel, Corporate & Finance
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
Title of Securities	Amounts to be	Offering Price Per	Maximum Aggregate	Amount of
Being Registered	Registered (1)	Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $.001 per share	1,000,000 shares	$34.32	$34,320,000.00	$1915.06

(1)	This registration statement also relates to such indeterminate number of additional shares of the registrant’s Common Stock as may be required pursuant to the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, as amended, in the event of a stock dividend, stock split, split-up, recapitalization, forfeiture of stock under the plan or other similar event.

(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purposes of determining the amount of the registration fee. The registration fee is based on the average of the high and low prices for the registrant’s Common Stock as reported on The American Stock Exchange on June 23, 2009.

Item 5. Interests of Named Experts and Counsel
Item 8. Exhibits
SIGNATURES
EXHIBIT INDEX
Ex-5.1 Opinion of Jay McNamara, Esq, Senior Counsel
Ex-23.1 Consent of BDO Seidman, LLP
Ex-23.2 Consent of Ernst & Young LLP
Ex-23.3 Consent of KPMG LLP

     This Registration Statement on Form S-8 is being filed by Inverness Medical Innovations, Inc. (the “Company”) for the purpose of registering an additional 1,000,000 shares of common stock, par value $.001 per share, to be issued pursuant to the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, as amended (the “Plan”). The contents of the Company’s Registration Statements on Form S-8 (Registration No. 333-74032, Registration No. 333-90530, Registration No. 333-106996, Registration No. 333-128937, Registration No. 333-139878 and Registration No. 333-148573) relating to the Plan are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8.
Item 5. Interests of Named Experts and Counsel.
     The validity of the securities the Company is offering is being passed upon by Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company. Mr. McNamara owns an aggregate of approximately 3,229 shares of common stock of the Company, as well as options to purchase an additional 20,579 shares of common stock of the Company.
Item 8. Exhibits.

Exhibit No.		Description

*5.1	—	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc.

*23.1	—	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

*23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.3	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.4	—	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc. (included in Exhibit 5.1)

23.5	—	Power of Attorney (contained in signature page)

*	Filed herewith.

2

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts, on June 26, 2009.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ Ron Zwanziger
Ron Zwanziger
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger and David Teitel as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron Zwanziger	Chairman, Chief Executive	June 26, 2009
Ron Zwanziger	Officer and President (Principal Executive Officer)

/s/ David Teitel	Chief Financial Officer	June 26, 2009
David Teitel	(Principal Financial Officer and Principal Accounting Officer)

/s/ Carol R. Goldberg	Director	June 26, 2009
Carol R. Goldberg

/s/ Robert P. Khederian	Director	June 26, 2009
Robert P. Khederian

/s/ John F. Levy	Director	June 26, 2009
John F. Levy

Signature	Title	Date

/s/ Jerry McAleer, Ph.D.	Director	June 26, 2009
Jerry McAleer, Ph.D.

/s/ John A. Quelch	Director	June 26, 2009
John A. Quelch

/s/ David Scott, Ph.D.	Director	June 26, 2009
David Scott, Ph.D.

	Director	June , 2009
Peter Townsend

/s/ James Roosevelt, Jr.	Director	June 26, 2009
James Roosevelt, Jr.

/s/ Eli Y. Adashi, MD	Director	June 26, 2009
Eli Y. Adashi, MD

EXHIBIT INDEX

Exhibit No.		Description
*5.1	—	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc.

*23.1	—	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

*23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.3	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.4	—	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc. (included in Exhibit 5.1)

23.5	—	Power of Attorney (contained in signature page)

*	Filed herewith.